UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 15, 2005

EVOLVE ONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26415	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Clint Moore Road, Suite 101, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (561) 988-0819

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2005, Evolve One entered into a Management Agreement with Diversifax Inc. Irwin Horowitz, a principal shareholder and Chief Executive officer of Evolve One, is also a principal shareholder and Chief Executive Officer of Diversifax.

Under the terms of the agreement, Diversifax will make available to Evolve One its facilities at 39 Stringham Avenue, Valley Stream, New York; the services on a part-time basis of 7 persons presently employed by Diversifax for approximately 100 hours per week; equipment, hardware and software of Diversifax; and related utilities and overhead functions at that facility. The term of the agreement is for six months and may be terminated prior to the conclusion of its term on ten days’ prior written notice by either party, or the agreement will be renewed for a successive six-month term.

In consideration for the management services and facilities provided by Diversifax during the initial six-month term, Evolve One will issue to Diversifax 2,900,000 shares of its common stock. In addition, in the event the market price of the common stock of Evolve One on the six-month anniversary date is below $0.15 per share, Evolve One will issue to Diversifax additional shares of its common stock so that the common shares provided to Diversifax plus such additional shares of common stock will be equal in value to $435,000. In addition, Diversifax will receive 10% of the total amount of the monies received as a result of their efforts with regard to auctions being completed for accounts they have introduced to AuctionStore.com, Evolve One’s wholly-owned subsidiary. Payment of the percentage fee will be made in cash or stock as determined by Diversifax.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Management Agreement with Diversifax Inc. dated March 15, 2005
99.2	Press Release dated March 17, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE ONE, INC.

By:  /s/ Irwin Horowitz

Irwin Horowitz, President

DATED: March 17, 2005